EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Attunity Ltd for the registration of 7,720,571 of its ordinary shares and to the incorporation by reference therein of our report dated March 10, 2006, with respect to the consolidated financial statements of Attunity Ltd included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 30, 2006.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER
October 16, 2006	A Member of Ernst & Young Global